As filed with the Securities and Exchange Commission on July 23,1996Reg. No. 33-

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM S-8
                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933

                 Research Frontiers Incorporated
      (Exact name of registrant as specified in its charter)

                            Delaware
                   (State or other jurisdiction
                  incorporation or organization)

                            11-2103466
                        (I.R.S. Employer
                       Identification No.)

        240 Crossways Park Drive, Woodbury, New York 11797
        (Address of Principal Executive Offices)      (Zip Code)


                    1992 Stock Option Plan
                     (Full title of the Plan)

                    Robert L. Saxe, President
                 Research Frontiers Incorporated
                     240 Crossways Park Drive
                    Woodbury, New York 11797
             (Name and address of agent for service)

                          (516) 364-1902
  (Telephone number, including area code, of agent for service)

                         With a copy to:

                         Joseph M. Harary
                Vice President and General Counsel
                 Research Frontiers Incorporated
                     240 Crossways Park Drive
                     Woodbury, New York 11797

                 CALCULATION OF REGISTRATION FEE
 ===============================================================================
 Title of                       Proposed           Proposed           Amount of
 securities       Amount to     maximum offering   maximum aggregate  Registra-
 to be registered be registered price per share(1) offering price (1) tion fee Common Stock
$.0001 par value   450,000      $ 8.93             $ 4,019,682.00     $1,386.10
================================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average of (1) the actual exercise price of the Company's Common Stock for options which have already been granted pursuant to the Plan registered hereunder which have not previously been registered, and (2) the high and low trading prices of the Company's Common Stock as reported on the National Association of Securities Dealers Automated Quotation System on July 22, 1996 for options which are available for issuance pursuant to the Plan registered hereunder which have not previously been registered.

                        Page 1 of 3 Pages

                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

     At the Company's Annual Meeting of Stockholders held on June 13, 1996, the stockholders of the Company approved an amendment to the Company's 1992 Stock Option Plan which increased the number of shares of Common Stock issuable thereunder by 450,000 shares. The contents of the Registration Statements on Form S-8 (Reg. No. 33-53030) which was filed by Research Frontiers Incorporated with the Securities and Exchange Commission on October 6, 1992, and on November 30, 1994 are incorporated herein by reference.

 Item 5.Interests of Named Experts and Counsel.

     The legality of the securities offered hereby has been passed upon by Joseph M. Harary, Esq., the Company's Vice President and General Counsel. Mr. Harary owns 9,437 shares of the Company's Common Stock and holds options issued pursuant to the Company's 1992 Stock Option Plan to purchase 113,387 shares of the Company's Common Stock.

 Item 8.Exhibits.

4    Amendment to 1992 Stock Option Plan.

5    Opinion of counsel re: legality

23.1 Independent Auditors' Consent

23.2  Consent of counsel (included in Exhibit 5.1 above)

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York on this 22 day of July, 1996.


                                         RESEARCH FRONTIERS INCORPORATED
                                         (Registrant)


                                         By:/s/ Robert L. Saxe
                                         Robert L. Saxe, President,Treasurer,
                                         Principal Executive, Financial and
                                         Accounting Officer.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


       Signature           Title                             Date


 /s/ Robert L. Saxe       Chairman of the Board, President July 22, 1996
     Robert L. Saxe
     Treasurer and Director (Principal
     Executive, Financial and Accounting Officer)


/s/ Robert M. Budin       Director                         July 22, 1996
    Robert M. Budin


/s/ Bernard D. Gold       Director                         July 22, 1996
    Bernard D. Gold


/s/ Joseph M. Harary      Director                         July 22, 1996
    Joseph M. Harary


/s/ Robert I. Thompson    Director                         July 22, 1996
    Robert I. Thompson

                                                        Exhibit 4

                           AMENDMENT

                               TO

                RESEARCH FRONTIERS INCORPORATED

                     1992 STOCK OPTION PLAN

     WHEREAS, Research Frontiers Incorporated, a Delaware corporation (the "Company") desires to amend the Company's Amended and Restated 1992 Stock Option Plan (the "Plan") to increase the number of shares of the Company's common stock which may be subject to options granted under the Plan.

     NOW, THEREFORE, effective immediately the Plan is hereby amended as follows:

     1. The first sentence of Paragraph 3 of the Plan is amended to provide as follows:

          The total number of Common Shares which shall be subject to ISOs and Non-ISOs granted under the Plan (collectively, "Options") shall be 1,218,750 in the aggregate (which amount reflects adjustments already made as a result of a 50% stock dividend declared by the Company's Board of Directors and paid on July 15, 1993, and a 25% stock dividend declared by the Company's Board of Directors on January 3, 1994 which is payable on February 15, 1994), subject to further adjustment as provided in Paragraph 8.

     2. This Amendment to the Plan has been adopted by Board of Directors of the Company on March 13, 1996 and become effective upon approval by the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting of Stockholders of the Corporation held on June 13, 1996.

          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed effective as of the 13th day of June, 1996.


                                            RESEARCH FRONTIERS INCORPORATED


                                            By: /s/ Robert L. Saxe
                                            Robert L. Saxe, President

ATTEST:   /s/ Joseph M. Harary
          Joseph M. Harary,
          Assistant Secretary

                                                     Exhibit 5













                                                     July 22, 1996



        Research Frontiers Incorporated
        240 Crossways Park Drive
        Woodbury, New York 11797


        Gentlemen:

             I am the Vice President and General Counsel of Research Frontiers Incorporated (the "Company"), a Delaware corporation, and render this opinion in connection with the registration pursuant to a Registration Statement on Form S-8 (the "Registration Statement") by the Company under the Securities Act of 1933, as amended (the "Act"), of 450,000 shares of the Company's common stock, $.0001 par value (the "Common Stock"), to be offered for sale by the Company upon the exercise of certain stock options ("Options") from time to time granted under the Company's 1992 Stock Option Plan.

             I have examined the Company's Certificate of Incorporation and By-Laws, both as amended, and minute books and such other documents and records as I have deemed necessary and relevant as a basis for my opinions hereinafter set forth. For the purposes of this opinion, I have assumed the genuineness of all signatures and the conformity to original documents of all instruments furnished to me for review or examination as copies.

             Based on the foregoing and having regard to such legal considerations as I have deemed relevant, it is my opinion that:

             1. The Company is a corporation duly organized under the laws of the State of Delaware.

             2. The Common Stock covered by the Registration Statement has been validly authorized.

             3. When the Common Stock has been duly registered under the Act, when certificates for the Common Stock have been duly delivered, and when the Company shall have received the consideration to be received by it pursuant to and upon exercise of the related Options, the Common Stock will be validly issued, fully paid and non-assessable by the Company, with no personal liability attaching to ownership thereof.

             I hereby consent to the inclusion of this opinion in the Registration Statement and to the references to me contained therein.

                                          Very truly yours,

                                          /s/ Joseph M. Harary

                                          Joseph M. Harary, Esq.
                                          Vice President and General Counsel

                                                  Exhibit 23.1


                       INDEPENDENT AUDITORS' CONSENT




        The Board of Directors
        Research Frontiers Incorporated

             We consent to the use of our report dated February 16, 1996 incorporated herein by reference.



             /s/ KPMG PEAT MARWICK LLP
             KPMG PEAT MARWICK LLP


        Jericho, New York
        July 19, 1996